EXHIBIT (a)(40)

AMERICAN CENTURY MUTUAL FUNDS , INC.

ARTICLES OF AMENDMENT

American Century Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                      The Charter of the Corporation is hereby amended to change the name of a series of common stock as set forth below:

OLD NAME OF SERIES	NEW NAME OF SERIES
New Opportunites II Fund	Small Cap Growth Fund

SECOND:                      The amendments to the Charter as set forth above in Article First were approved by at least a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

THIRD:                      These Articles of Amendment shall become effective at 12:01 a.m. on December 1, 2009.

FOURTH:                      The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary this 5th day of November, 2009.

ATTEST:		AMERICAN CENTURY MUTUAL FUNDS, INC.

/s/Otis H. Cowan		/s/ Charles A. Etherington
Name:	Otis H. Cowan	Name:	Charles A. Etherington
Title	Assistant Secretary	Title:	Senior Vice President